Exhibit 99.1

Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK PROVIDES GUIDANCE ON FOURTH QUARTER

PROVIDENCE, RI, February 10, 2005—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality branded building products, today announced expected results for the fourth quarter of 2004.

Nortek indicated it expects net sales and earnings from continuing operations to be approximately $400.0 million and $2.0 million for the fourth quarter of 2004. EBITDA for the 2004 fourth quarter is expected to be approximately $43.0 million, net of approximately $1.2 million of severance and other costs associated with the closure of certain manufacturing facilities in its air conditioning and heating products segment.

A reconciliation from estimated earnings from continuing operations to estimated EBITDA for the fourth quarter of 2004 is as follows:

(amounts in millions)
Earnings from continuing operations	$2.0
Provision for income taxes	2.6
Investment income	(0.3)
Interest expense	24.1

Operating earnings	28.4
Depreciation expense	9.3
Amoritzation of inventory and intangible assets	5.3

EBITDA	$43.0

- m o r e -

In addition, the Company indicated it expects unrestricted cash, cash equivalents and marketable securities to be approximately $95.0 million and net debt to be approximately $1,274.0 million at December 31, 2004.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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